Exhibit 99.1

B&G Foods Acquires Sclafani and Don Pepino Brands from Violet Packing

Parsippany, N.J., November 19, 2010—B&G Foods, Inc. (NYSE: BGS) announced today that it has acquired the Violet Packing fresh packed tomato products business, including the Sclafani, Don Pepino and Violet brands.

David L. Wenner, President and Chief Executive Officer of B&G Foods, stated “We are very pleased to add Sclafani, Don Pepino and Violet to our strong portfolio of brands.  We project that the Violet Packing business will generate net sales of $13 to 15 million, EBITDA of $2 to $3 million, and incremental earnings per share of $0.02 during fiscal 2011, and that the acquisition will be immediately accretive to our free cash flow.”

Violet Packing’s products, which include pizza and spaghetti sauces, crushed tomatoes, tomato puree and whole peeled tomatoes are made using only the finest tomatoes with no added preservatives, citric acid or corn syrup providing a unique, all natural and healthy taste profile.  The products are sold under the Don Pepino, Sclafani and Violet brand names to leading foodservice distributors, restaurants and retailers throughout the Eastern United States.

The terms of the acquisition, which was funded from cash on hand, were not disclosed.  As part of the acquisition, B&G Foods has acquired the Violet Packing name and Violet Packing’s manufacturing facility in Williamstown, New Jersey.  B&G Foods did not acquire Violet Packing’s DeIorio pizza dough business.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the United States, Canada and Puerto Rico.  B&G Foods’ products include hot cereals, fruit spreads, canned meats and beans, spices, seasonings, marinades, hot sauces, wine vinegar, maple syrup, molasses, salad dressings, Mexican-style sauces, taco shells and kits, salsas, pickles, peppers and other specialty food products.  B&G Foods competes in the retail grocery, food service, specialty, private label, club and mass merchandiser channels of distribution.  Based in Parsippany, New Jersey, B&G Foods’ products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Cream of Rice, Cream of Wheat, Emeril’s, Grandma’s Molasses, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega, Polaner, Red Devil, Regina, Sa-són, Trappey’s, Underwood, Vermont Maid, Wright’s and now, Don Pepino, Sclafani and Violet.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”  The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ expectations regarding net sales, EBITDA, free cash flow and incremental earnings per share for the Violet Packing business.  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in B&G Foods’ Annual Report on Form 10-K for fiscal 2009 filed on March 1, 2010.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Don Duffy	Matt Lindberg
866-211-8151	203-682-8214